Exhibit 5

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of February 6, 2012, by and between Stilwell Value Partners II, L.P. and Stilwell Value Partners VII, L.P. (collectively referred to as "SVP"), having their offices at 111 Broadway, 12th Floor, New York, NY 10006, and Mark Saladin, an individual residing at 1267 Amber Court, Woodstock, IL 60098 (the "Optionee").

WHEREAS, SVP beneficially owns approximately 71,300 shares of the common stock, par value $.01 per share (the "Common Stock"), of Harvard Illinois Bancorp, Inc., a Maryland corporation ("HARI");

WHEREAS, SVP and certain other parties, acting as a group (the "Stilwell Group"), may solicit proxies for one nominee and one alternate nominee for election to the Board of Directors of HARI (the "Board") at the 2012 annual stockholders meeting;

WHEREAS, Optionee has consented to his nomination by the Stilwell Group to the Board as a nominee or an alternate nominee and has concurrently entered into a Nominee Agreement with the Stilwell Group (the "Nominee Agreement"); and

WHEREAS, in consideration of the agreements of Optionee in the Nominee Agreement to stand for election to the Board and to serve if elected, SVP considers it desirable and in its best interests that the Optionee be granted the option to purchase up to an aggregate of Twenty Thousand (20,000) shares of the Common Stock owned by SVP (the "Option Shares") upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

Grant of Option.  SVP hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of the Option Shares on the terms and conditions set forth herein. The Option shall vest and become exercisable as set forth in Section 4.

2.                  Purchase Price.  The purchase price per share of the Option Shares covered by the Option shall be equal to $13.00 per Option Share (subject to adjustment as provided in Section 6 below) (the "Purchase Price").

3.                  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

(a)                "Change-in-Control" means the occurrence of any of the following:

(1)               the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of HARI and its subsidiaries taken as a whole to any person or entity; or

(2)               HARI consolidates with, or merges with or into, any entity pursuant to a transaction in which the Common Stock is converted into or exchanged for cash.

(b)               "Expiration Date" shall mean the date which is three years after the First Vesting Date, or such other date as the parties mutually agree in writing.

(c)                "First Vesting Date" shall mean the day after the 2012 annual meeting of HARI's stockholders is held.

(d)               "Second Vesting Date" shall mean the date on which the Optionee is first seated on the Board by reason of the solicitation of proxies by SVP.

(e)                "Threshold Event" shall mean either of the following: (i) Optionee's name has been publicly disclosed in writing by the Stilwell Group as a nominee or potential nominee for the Board or (ii) the Stilwell Group has sent HARI a notice in accordance with the advance notice provisions of the HARI By-laws advising HARI of the Stilwell Group's intention to place Optionee's name in nomination.

(f)                 "Transaction Date" shall mean the date on which a transaction resulting in a Change-in-Control has occurred and has been consummated.

(g)                "Transaction Price" means the dollar amount received by shareholders of HARI with respect to each share of Common Stock in connection with any transaction resulting in a Change-in-Control.

Vesting and Exercisability of the Option.  The Option shall vest and become exercisable as follows:

(a)                the Option shall vest with respect to Five Thousand (5,000) Option Shares (the "First Option") on the First Vesting Date, provided that prior to the First Vesting Date at least one of the Threshold Events shall have occurred, and shall be exercisable on or after the Transaction Date, in whole or in part, until the earlier of (x) ten business days following the Transaction Date or (y) the Expiration Date.  If a Threshold Event does not occur prior to the First Vesting Date, then the First Option shall be terminated and shall not become exercisable.

(b)               the Option shall vest with respect to the remaining Fifteen Thousand (15,000) Option Shares (the "Second Option") on the Second Vesting Date, and shall be exercisable on or after the Transaction Date, in whole or in part, until the earlier of (x) ten business days following the Transaction Date or (y) the Expiration Date.

(c)                Alternatively, the First Option and the Second Option shall vest if (a) the Optionee is seated on the Board by invitation of HARI, and (b) SVP consents in writing to Optionee being invited to sit on the Board, provided, however, that the First and Second Options in no event shall be exercisable prior to the Transaction Date.

Method of Exercising Option.

(a)                The Optionee may exercise the Option in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to SVP, specifying therein the number of Option Shares which the Optionee then elects to purchase or with respect to which the Option is being exercised, accompanied by payment of the full Purchase Price for the Option Shares being purchased. The notice of exercise, accompanied by such payment, shall be delivered to SVP at its principal business office. The date on which the notice is given to SVP is hereinafter referred to as the "Date of Exercise." In no event may the Option granted hereunder be exercised for a fraction of an Option Share.

(b)               As soon as practicable after receipt by SVP of a notice of exercise and of payment in full of the Purchase Price of all the Option Shares with respect to which the Option has been exercised, SVP shall, subject to 5(c) below, transfer the Option Shares being purchased to the Optionee.

Termination of Option.  Except as otherwise stated herein, the Option, to the extent not theretofore exercised, shall terminate on the Expiration Date or, if earlier, upon the first of the occurrence of any of the following events, unless SVP otherwise elects in writing:

(a)                In the event of Optionee's withdrawal from the election for the Board prior to the First Vesting Date;

(b)               In the event of Optionee becoming ineligible to be elected to the Board for any reason; or

(c)                In the event of Optionee's resignation or removal from the Board.

Adjustments.  If prior to the exercise of any portion of the Option HARI shall have effected one or more stock splits, reverse stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or similar events, the number of Option Shares subject to this Option and the Purchase Price shall be equitably adjusted as determined by SVP in good faith. SVP shall give notice of each adjustment or readjustment of the Purchase Price or the number of Option Shares to the Optionee. If prior to the exercise of any portion of the Option, the Nominee is granted any options or restricted shares by HARI, the number of Options hereunder shall be reduced by one (1) share for every two (2) shares granted by HARI.

Restrictions.  The holder of this Option, by acceptance hereof, represents, warrants and covenants that this Option and the right to purchase the Option Shares is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may, at any time and from time to time, transfer all or any part of his rights under this Option and the right to purchase the Option Shares in accordance with the terms of this Agreement to his spouse or children, or to a trust created by the Optionee for the benefit of the Optionee or his immediate family or to a corporation or other entity controlled by the Optionee and in which the Optionee or members of his immediate family beneficially own all of the economic interests.

No Rights as Optionee.  Nothing contained herein shall be construed to confer upon the Optionee any right to be nominated by the Stilwell Group to the Board or, if elected, to continue to serve on the Board.

Withholding.  In the event that the Optionee elects to exercise this Option or any part thereof, and if SVP shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the issuance of Option Shares to the Optionee pursuant to the Option, SVP shall be entitled to deduct and withhold such amounts from any payments to be made to the Optionee. In any event, the Optionee shall make available to SVP promptly when requested by SVP sufficient funds to meet the requirements of such withholding and SVP shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to SVP out of any funds or property due or to become due to the Optionee. Notwithstanding the foregoing, the Optionee may request SVP not to withhold any or all of the amounts otherwise required to be withheld; provided  that the Optionee provides SVP with sufficient documentation as may be required by federal, state or local tax laws, rules or regulations supporting his request that such amount is not required to be withheld, in which case SVP may, in its reasonable discretion, reduce such withholding amounts to the extent permitted by applicable laws, rules and regulations.

Validity and Construction.  This Option shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Amendment.  This Agreement may be amended only in a writing signed on behalf of SVP and the Optionee.

Notices.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to SVP, at its office address set forth at the beginning of this Agreement, Attention: Mr. Joseph Stilwell, or at such other address as SVP by notice to the Optionee may designate in writing from time to time; and if to the Optionee, at his address set forth at the beginning of this Agreement, or at such other address as the Optionee by notice to SVP may designate in writing from time to time. Notices shall be effective upon receipt.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

Reservation and Ownership of Option Shares.  At all times during the period the Option is exercisable SVP shall own and make available for transfer on exercise of the Option a number of shares of Common Stock necessary to satisfy its obligations under the terms of this  Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Joseph Stilwell on behalf of SVP
/s/ Joseph Stilwell

/s/ Mark Saladin
Mark Saladin